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                   List of Current Subsidiaries of Registrant
               the Employees of which are Eligible to Participate
                            in the ZERO Corporation
                         Employees Stock Purchase Plan


            Air Cargo Equipment Corporation, a Delaware corporation

             Air Cooling Technology, Inc., a California corporation

                  Anvil Cases, Inc., a California corporation

                   Electronic Solutions, a Nevada corporation

              McLean Midwest Corporation, a Minnesota corporation

            Nielsen Hardware Corporation, a Connecticut corporation

        ZERO-East Division ZERO Corporation, a Massachusetts corporation



                                   EXHIBIT 99